Exhibit 99.2

CABOT CORPORATION

SUPPLEMENTAL BUSINESS INFORMATION

FOURTH QUARTER AND FULL FISCAL YEAR 2007

The following discussion of our results includes information on our reportable segment sales and operating profit before taxes (“PBT”). We use segment PBT to measure our consolidated operating results and to assess segment performance. When explaining the changes in our PBT period on period, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “inventory related charges” means differences attributable to items such as (i) inventory obsolescence and valuation reserves;  (ii) utilization variances; and (iii) other increases or decreases in costs associated with the production of inventory. The term “product mix” refers to the various types and grades of products sold by a particular business or product line during the quarter, and the positive or negative impact of that mix on the variable margin and profitability of the business or product line.

BUSINESS SEGMENT DETAIL

Volume Detail

The following chart details the percentage change in volume by product line for the fourth quarter of 2007 as compared to the fourth quarter of 2006 and the third quarter of 2007, as well as for the full year 2007 compared to the full year 2006.

	Fourth quarter 2007 vs. Fourth quarter 2006	Fourth quarter 2007 vs. Third quarter 2007	FY 2007 vs. FY 2006
Rubber Blacks	3%	(2)%	4%
North America	(9)%	(7)%	(11)%
South America	5%	2%	5%
Europe	(4)%	(11)%	3%
Asia Pacific	3%	5%	6%
China	28%	9%	27%

Performance Products	4%	flat volumes	2%

Inkjet Colorants	(12)%	(14)%	(4)%

Fumed Metal Oxides	(1)%	6%	5%

Profit Before Tax (PBT) Detail

Following is a quantification of the key factors impacting PBT for the Business reporting segments for the fourth quarter of 2007, as compared to both the fourth quarter of 2006 and the third quarter of 2007.

Carbon Black Business-

•                  Fourth quarter 2007 vs. fourth quarter 2006:  pricing (unfavorable $18 million);  currency (unfavorable $2 million);  volume (favorable $5 million);  inventory related charges and timing of certain costs (favorable $4 million); raw material costs (less than $1 million impact)

•                  Fourth quarter 2007 vs. third quarter 2007-  raw material costs (unfavorable $26 million);  volume (unfavorable $3 million);  pricing (favorable $16 million);  inventory related charges and timing of certain costs (favorable $8 million)

Variability in carbon black feedstock costs significantly impacts financial results for both the Carbon Black Business segment and the Company as a whole on a quarterly basis. The table below quantifies, in millions of dollars, the impact on PBT of both the time lag of our feedstock related pricing adjustments on our contracted rubber blacks business and the immediate recognition of feedstock costs in North America.

	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007
Quarter 1	(3)	(11)	13
Quarter 2	4	1	5
Quarter 3	(15)	(7)	(16)
Quarter 4	(19)	10	(14)
Full year impact	(33)	(7)	(12)

Metal Oxides Business

•                  Fourth quarter 2007 vs. fourth quarter 2006:  roughly flat with favorable product mix being offset by lower plant utilization

•                  Fourth quarter 2007 vs. third quarter 2007:  roughly flat with increased volumes being offset by inventory related charges and lower plant utilization

Supermetals Business

•                  Fourth quarter 2007 vs. fourth quarter 2006-  pricing (unfavorable $9 million);  raw materials (unfavorable $2 million);  volumes (unfavorable $2 million);  fixed costs (favorable $6 million)

•                  Fourth quarter 2007  vs. third quarter 2007-  volumes (favorable $2 million);  product mix (unfavorable $3 million)

Revenue Detail

The following charts quantify, in millions of dollars, the key factors impacting sales revenue for the Business reporting segments for the fourth quarter of 2007, as compared to both the fourth quarter of 2006 and the third quarter of 2007.

	Fourth quarter 2007 vs. Fourth quarter 2006
	Volume	Price/ Product Mix	Foreign Currency
Carbon Black Business	14	(24)	20
Metal Oxides Business	(2)	2	2
Supermetals Business	(2)	(9)	—

	Fourth quarter 2007 vs. Third quarter 2007
	Volume	Price/ Product Mix	Foreign Currency
Carbon Black Business	(7)	15	4
Metal Oxides Business	3	1	—
Supermetals Business	10	(3)	—

CORPORATE DETAIL

Capital Expenditures-  Cabot spent approximately $62 million in capital expenditures during the fourth quarter of 2007. For the full year, capital expenditures were $146 million, compared to $236 million for the full year 2006.

Open Market Share Repurchases-  During the fourth quarter and full year 2007, the Company repurchased approximately 4 million and 4.6 million shares, respectively, of its common stock on the open market for a cash cost of approximately $164 million and $190 million, respectively.

Working Capital-  Working capital decreased by $3 million on a constant dollar basis (an increase of $34 million at actual exchange rates) during fiscal 2007. On a constant dollar basis, the decrease was driven by an increase in payables and accruals partially offset by an increase in receivables.

Effective Tax Rate-  The Company’s effective tax rate for net income from continuing operations was a 12% benefit for the fourth quarter and a 23% provision for the full year 2007. During the fourth quarter and full year 2007 the Company recorded tax benefits in continuing operations from the settlement of various tax audits of approximately $5 million ($0.07 per diluted common share) and $3 million ($0.05 per diluted common share), respectively. The Company also recorded a tax benefit of $3 million ($0.04 per diluted common share) during the fourth quarter for the cumulative tax rate adjustment. Excluding the impact of these tax benefits, the Company’s effective tax rate would have been approximately 25% for both the fourth quarter and full fiscal year 2007.